Exhibit 99.1
T-3 Energy Services, Inc. Announces Second Quarter 2007 Earnings
HOUSTON, TEXAS, (PRIMEZONE WIRE) – July 30, 2007. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) reported second quarter 2007 income from continuing operations of $5.3 million, or $0.44 per diluted share, up 21% and 10%, respectively, from $4.4 million or $0.40 per diluted share for the second quarter of 2006. Year to date 2007 income from continuing operations of $10.8 million, or $0.94 per diluted share, was up 31% and 24%, respectively, from $8.2 million, or $0.76 per diluted share, reported during 2006. Revenues for the second quarter of 2007 increased 36% to $51.9 million from $38.1 million for the same period in 2006. Year to date 2007 revenues increased 35% to $99.8 million from $73.7 million for the same period in 2006. The second quarter 2007 and year to date 2007 financial results include a charge, net of tax of $1.9 million, associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his existing employment agreement. Excluding the impact of these change of control costs, T-3 Energy’s income from continuing operations and diluted earnings per share for the second quarter of 2007 were $7.2 million and $0.60, respectively, which is an increase of 65% and 50%, respectively, from the same period in 2006. Excluding the impact of these change of control costs, the Company’s year to date 2007 income from continuing operations and diluted earnings per share were $12.7 million and $1.10, respectively, which is an increase of 54% and 45%, respectively, from the same period in 2006.
For the second quarter of 2007 and year to date 2007, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding the change of control compensation charge, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $12.0 million and $21.9 million, respectively, a 51% and 46% increase over the same periods for 2006, respectively.
The Company’s quarterly revenues continue to increase due to the continued strong demand for its original equipment products and services and its increase in manufacturing capacity through improvements and geographic expansion. The Company’s original equipment product revenues accounted for approximately 74% of total revenues for the second quarter of 2007 as compared to 65% of total revenues for the second quarter of 2006. The Company is continuing its efforts on the engineering and design of its wellhead product line, has recently increased its wellhead sales force, and has received its first delivery of T-3 Energy original equipment wellhead products in production form. The Company believes it will see positive results from this initiative in the second half of 2007.
As a result of the continued strong demand for the Company’s products and services, its backlog and quoting activity continues to be strong. Backlog increased approximately 9% from $56.7 million at June 30, 2006 to $61.8 million at June 30, 2007. Outstanding quotes for the pressure and flow control product line have increased approximately 88%

from June 2006 to June 2007. Outstanding quotes are at a record high of $197.8 million during July 2007, which based on the Company’s current hit rate, should result in increased backlog.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The continuing increase in demand for our original equipment products and the increase in our manufacturing capacity and geographical expansion have resulted in an increase in our revenues for the second quarter. Our outstanding quotes continue to grow from previous periods and our backlog remains steady even with the increase in shipments of all of our products. We look forward to the second half of 2007 when our focused efforts of manufacturing and selling of our T-3 branded wellhead product line, the completion of our aftermarket repair capacity expansion program and our geographical expansions should provide incremental revenues.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending June 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the periods ended June 30, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Products	$41,001	$28,463	$78,840	$53,464
Services	10,932	9,602	20,993	20,284

	51,933	38,065	99,833	73,748

Cost of revenues:
Products	25,526	18,277	49,839	34,523
Services	6,519	5,673	12,755	11,986

	32,045	23,950	62,594	46,509

Gross profit	19,888	14,115	37,239	27,239

Operating expenses	11,953	7,426	20,441	14,333

Income from operations	7,935	6,689	16,798	12,906

Interest expense	103	254	256	510

Interest income	(259)	(6)	(281)	(12)

Equity in earnings of unconsolidated affiliate	(326)	—	(310)	—

Other (income) expense, net	(152)	(392)	(169)	(476)

Income from continuing operations before provision for income taxes	8,569	6,833	17,302	12,884

Provision for income taxes	3,256	2,448	6,490	4,635

Income from continuing operations	5,313	4,385	10,812	8,249

Loss from discontinued operations, net of tax	(1,075)	(50)	(1,075)	(130)

Net income	$4,238	$4,335	$9,737	$8,119

Basic earnings (loss) per common share:
Continuing operations	$.45	$.41	$.96	$.78

Discontinued operations	$(.09)	$—	$(.09)	$(.01)

Net income per common share	$.36	$.41	$.87	$.77

Diluted earnings (loss) per common share:
Continuing operations	$.44	$.40	$.94	$.76

Discontinued operations	$(.09)	$—	$(.10)	$(.01)

Net income per common share	$.35	$.40	$.84	$.75

Weighted average common shares outstanding:
Basic	11,779	10,593	11,235	10,588

Diluted	12,127	10,960	11,558	10,819

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands except for share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,835	$3,393
Accounts receivable – trade, net	30,931	25,634
Inventories	36,660	27,227
Notes receivable, current portion	15	14
Deferred income taxes	2,931	2,208
Prepaids and other current assets	5,795	5,557

Total current assets	108,167	64,033

Property and equipment, net	25,155	24,639
Notes receivable, less current portion	324	325
Goodwill, net	71,240	70,569
Other intangible assets, net	2,371	2,510
Equity investment in unconsolidated affiliate	470	—
Other assets	438	567

Total assets	$208,165	$162,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$17,033	$14,453
Accrued expenses and other	16,422	14,457
Current maturities of long-term debt	—	85

Total current liabilities	33,455	28,995

Long-term debt, less current maturities	—	—
Other long-term liabilities	1,120	34
Deferred income taxes	3,890	3,454

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 and 5,000,000 shares authorized at June 30, 2007 and December 31, 2006, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 and 20,000,000 shares authorized at June 30, 2007 and December 31, 2006, respectively, 12,157,645 and 10,762,016 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	12	11
Warrants, 13,919 and 327,862 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	27	644
Additional paid-in capital	156,104	126,054
Retained earnings	11,526	2,672
Accumulated other comprehensive income	2,031	779

Total stockholders’ equity	169,700	130,160

Total liabilities and stockholders’ equity	$208,165	$162,643

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA – SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$5,313	$4,385	$10,812	$8,249
Change of control charge, net of tax	1,929	—	1,929	—

Non-GAAP Income from continuing operations (B)	$7,242	$4,385	$12,741	$8,249

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.44	$0.40	$0.94	$0.76
Change of control charge, net of tax	0.16	—	0.16	—

Non-GAAP continuing operations diluted earnings per share (B)	$0.60	$0.40	$1.10	$0.76

ADJUSTED EBITDA:
GAAP Income from continuing operations	$5,313	$4,385	$10,812	$8,249
Change of control charge, net of tax	1,929	—	1,929	—
Provision for income taxes (C)	3,849	2,448	7,083	4,635
Depreciation and amortization	1,075	847	2,096	1,654
Interest Expense	103	254	256	510
Interest Income	(259)	(6)	(281)	(12)

Adjusted EBITDA (A)	$12,010	$7,928	$21,895	$15,036

(A) Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the change of control compensation charge, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus the change of control compensation charge, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus the change of control compensation charge, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the change of control compensation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.
(C) Provision for income taxes in the Adjusted EBITDA calculation has been increased by $593,000 for the tax effect of the change of control charge for the three and six months ended June 30, 2007.